Exhibit 10.3

VIRGIN MEDIA INC.
RESTRICTED STOCK AGREEMENT

RESTRICTED STOCK AGREEMENT, dated as of April 30, 2008, between Virgin Media Inc., a Delaware corporation (the “Company”), and James F. Mooney (the “Executive”).

WHEREAS, the Executive is employed by the Company under the Amended & Restated Employment Agreement dated as of July 5, 2006 (the “Employment Agreement”) and which has a term thereunder which expires on April 30, 2009 (such term, as may be extended by amendment of the Employment Agreement, the “Term”);

WHEREAS, the Executive Committee of the Board of Directors (the “Board”) of the Company (the “Executive Committee”) and the Compensation Committee of the Board of the Company (the “Compensation Committee”) has approved the terms of this Agreement;

WHEREAS, the Company wishes to grant to the Executive, and the Executive wishes to accept from the Company, shares of common stock of the Company, par value $0.01 per share (the “Restricted Stock”), to be granted pursuant to the Virgin Media Inc. 2006 Stock Incentive Plan (the “Plan”);

NOW, THEREFORE, the parties hereto agree as follows:

1.             Grant of Restricted Stock.  The Company hereby grants to the Executive, and the Executive hereby accepts from the Company, 125,000 shares of Restricted Stock on the terms and conditions set forth in this Agreement.  This Agreement is also subject to the terms and conditions set forth in the Plan.  Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

2.             Rights of Executive.  Except as otherwise provided in this Agreement, the Executive shall be entitled, at all times on and after the date that the shares of Restricted Stock are issued, to exercise all the rights of a stockholder with respect to the shares of Restricted Stock (whether or not the Transfer Restrictions thereon shall have lapsed), including the right to vote the shares of Restricted Stock and the right, subject to Section 6 hereof, to receive dividends thereon.  Notwithstanding the foregoing, prior to the “Release Date” (as defined in Section 4.1), the Executive shall not be entitled to transfer, sell, pledge, hypothecate, assign or otherwise dispose of or encumber, the shares of Restricted Stock (collectively, the “Transfer Restrictions”), except that, as provided in Section 4.1, the Executive may sell such number of shares as is reasonably necessary to pay for any US federal or state income tax that may apply as a result of vesting upon the occurrence of the relevant Lapse Date but in no event more than 45% of such shares.

3.             Vesting and Lapse of Transfer Restrictions.  The Transfer Restrictions on the Restricted Stock shall lapse and the Restricted Stock granted hereunder shall vest on April 30, 2009 if performance conditions relating to group cash flow and EBITDA established by the Executive Committee in respect of the Company’s 2008 fiscal year have been met, so long as the Executive has remained continuously employed by the Company from the date of commencement of his employment through December 31, 2008. Upon the occurrence of an Acceleration Event, the Transfer Restrictions on all of shares of Restricted Stock which are then outstanding shall lapse and such shares of Restricted Stock shall vest.

The Committee shall meet to determine whether such performance conditions have been met promptly after the completion by the Company of the financial reports or other information in respect of the 2008 fiscal year.  The restrictions on the shares of Restricted Stock subject to this Section 3 shall lapse on the date that the Committee determines that the applicable performance conditions have been met in respect of the 2008 fiscal year (such date, the “Lapse Date”), and the shares of Restricted Stock shall be forfeited if the Committee determines that such performance conditions have not been met.  In no event shall the date of such determination occur later than the last day of the 2009 fiscal year.

4.             Escrow and Delivery of Shares.

4.1           Certificates representing the shares of Restricted Stock shall be issued and held by the Company in escrow and shall remain in the custody of the Company until the earliest of (i) April 30, 2009, (ii) the date of the Executive’s termination of employment with the Company and its Affiliates (other than by resignation) and (iii) the date of vesting of the shares upon an Acceleration Event as provided herein (the earliest of (i), (ii) and (iii), the “Release Date”); provided, that in connection with any Lapse Date, the Company shall deliver to the Executive a sufficient number of shares that have become vested on such Lapse Date with a value equal to the Withholding Tax requirements, if any (but in no event more than 45% of such vested shares) (the “Withholding Shares”).  As soon as practicable after the Release Date, the shares of Restricted Stock that have become vested pursuant to Section 3 hereof that have not previously been delivered to the Executive shall be delivered to the Executive or the Executive’s estate, subject to the delivery of any documents which the Company in its discretion may require as a condition to the issuance of shares, and so long as the Executive has satisfied all applicable Withholding Tax requirements with respect to the Restricted Stock.

4.2           The Executive shall receive, hold, sell, or otherwise dispose of those shares delivered to the Executive pursuant to Section 4.1 free and clear of the Transfer Restrictions, but subject to compliance with all federal and state securities laws.

4.3           Prior to the Release Date (or such earlier date that is applicable to the Withholding Shares), each stock certificate shall bear a legend in substantially the following form:

“This certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture, restrictions against transfer and rights of repurchase, if applicable) contained in the Restricted Stock Agreement (the “Agreement”) between the registered owner of the shares represented hereby and the Company.  Release from such terms and conditions shall be made only in accordance with the provisions of the Agreement, a copy of which is on file in the office of the Secretary of Virgin Media Inc.”

5.                                       Effect of Termination of Employment for any Reason.  Upon termination of the Executive’s employment with the Company and its Affiliates, if applicable, for any reason, the Executive shall forfeit the shares of Restricted Stock which are then subject to the Transfer Restrictions, and, from and after such forfeiture, such shares of Restricted Stock shall cease to be outstanding and the Executive shall have no rights with respect thereto; provided, that, if the Executive’s employment shall terminate after the end of a fiscal year of the Company and prior to the date of the determination as to whether the performance conditions applicable to such fiscal year have been met, the shares of Restricted Stock subject to vesting in respect of such fiscal year shall remain outstanding following the termination of the Executive’s employment and shall vest or be forfeited when such determination is made, in either case based on such determination; and provided, further, that the shares of Restricted Stock shall be subject to vesting to the extent provided in the Employment Agreement.

6.             Voting and Dividend Rights.  All dividends declared and paid by the Company on shares of Restricted Stock shall be deferred until the lapsing of the Transfer Restrictions pursuant to Section 3 hereof (and shall be subject to forfeiture upon forfeiture of the shares of Restricted Stock as to which such deferred dividends relate).  The deferred dividends shall be held by the Company for the account of the Executive.  Upon the Lapse Date, the dividends allocable to the shares of Restricted Stock as to which the Transfer Restrictions have lapsed shall be paid to the Executive (without interest).  The Company may require that the Executive invest any cash dividends received in additional Restricted Stock which shall be subject to the same conditions and restrictions as the Restricted Stock granted under this Agreement.

7.             No Right to Continued Employment.  Nothing in this Agreement shall be interpreted or construed to confer upon the Executive any right with respect to continuance of employment by the Company or any of its Affiliates, nor shall this Agreement interfere in any way with the right of the Company or any such Affiliate to terminate the Executive’s employment at any time.

8.             Withholding of Taxes.  The Executive shall pay to the Company, or the Company and the Executive shall agree on such other arrangements necessary for the Executive to pay, the applicable federal, state and local income taxes required by law to be withheld (the “Withholding Taxes”), if any, upon the vesting and delivery of the shares.  The Company shall have the right to deduct from any payment of cash to the Executive an amount equal to the Withholding Taxes in satisfaction of the Executive’s obligation to pay Withholding Taxes.

9.             Modification of Agreement.  This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.

10.           Severability.  Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force and effect in accordance with their terms.

11.           Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to the conflicts of laws principles thereof.

12.           Successors in Interest; Transfer.  This Agreement shall inure to the benefit of and be binding upon any successor to the Company.  This Agreement shall inure to the benefit of the Executive’s heirs, executors, administrators and successors.  All obligations imposed upon the Executive and all rights granted to the Company under this Agreement shall be binding upon the Executive’s heirs, executors, administrators and successors.  This Agreement is not assignable by the Executive.

VIRGIN MEDIA INC.

	By:	/s/ Bryan H. Hall

	Name:	Bryan H. Hall
	Title:	Secretary and General Counsel

EXECUTIVE

/s/ James F. Mooney

James F. Mooney